FOR FURTHER INFORMATION:

AT KEYSTONE:      AT THE FINANCIAL RELATIONS BOARD:
Robert W. Singer  General           Analyst           Media
President and     Inquiries:        Inquiries:        Inquiries:
CEO               Marilyn Windsor   Bill Schmidle     Laura Kuhlmann
(972) 458-0028    (312) 640-6692    (312) 640-6753    (312) 640-6727

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 7, 1997

            KEYSTONE COMPLETES PRIVATE PLACEMENT OF $100 MILLION OF
                              SENIOR SECURED NOTES

DALLAS, AUGUST 7, 1997 - KEYSTONE CONSOLIDATED INDUSTRIES, INC. (NYSE: KES), an integrated wire producer, today announced it has completed a private placement of $100 million principal amount of 9-5/8 percent senior secured notes maturing in August 2007.

The senior secured notes were issued and sold in a Rule 144A private placement to institutional investors. Wasserstein Perella Securities, Inc. and PaineWebber Incorporated were the initial purchasers of the senior secured notes. Keystone intends to use a portion of the net proceeds from the transaction to repay approximately %53 million of outstanding indebtedness.

"This offering substantially increases our capital and flexibility," said Keystone's president and chief executive officer, Robert W. Singer. "We plan to use the balance of the net proceeds for general corporate purposes, primarily financing capital expenditures."

The senior secured notes have not been registered under the Securities Act of 1933, as amended, or under the securities law of any state and may not be offered or sold in the United States or in any such state absent an applicable exemption from registration under the Securities Act and any such law.

Keystone Consolidated Industries, is headquartered in Dallas, Texas. The company is a leading manufacturer and distributor of fencing and wire products, carbon steel rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Through its DeSoto subsidiary, it engages in the production and packaging of household cleaning products. Keystone is traded on the New York Stock Exchange under the symbol of KES.

   FOR ADDITIONAL INFORMATION REGARDING KEYSTONE FREE OF CHARGE VIA FAX, DIAL
           1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "KES."